Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Notes	$1,000,000.00	$30.70

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $1,057,481.07 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $30.70 is offset against the registration fee due for this offering and of which $1,057,450.37 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement To prospectus dated May 30, 2006, prospectus supplement dated May 30, 2006, product supplement no. 640-I dated July 12, 2007 and underlying supplement no. 870 dated July 12, 2007	Registration Statement no. 333-134553 Dated July 16, 2007 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

$1,000,000

100% Principal Protected Notes Linked to a Basket Consisting of an Index Component and an Index Fund Component

Summary Description

The notes are designed for investors who seek exposure to the equity markets of Brazil, Russia and China through a basket consisting of indices (the “Index Component”) and an index fund (the “Index Fund Component”) (the Index Component and the Index Fund Component, separately, a “Basket Component” and, collectively, the “Basket Components”). The Index Component consists of the FTSE/Xinhua China Index™ (XIN0I) and the Russian Depositary Receipts Index® (RDX) (each, a “Basket Index” and, together, the “Basket Indices”). The Index Fund Component consists of the iShares® MSCI Brazil IndexSM Fund (EWZ) (the “Basket Index Fund”). The FTSE/Xinhua China Index™ (XIN0I), the Russian Depositary Receipts Index® (RDX) and the iShares® MSCI Brazil IndexSM Fund (EWZ) are equally weighted in determining the Basket Return. The composition of the Basket gives investors the opportunity to gain exposure to the return of the foreign indices and the index fund, while the principal protection mitigates the risk of loss if the notes are held to maturity. If the Basket Return is greater than zero and less than the Maximum Return on the Final Valuation Date, the investor will receive a single payment at maturity equal to the principal amount of the notes plus an Additional Amount equal to the principal amount of the notes multiplied by the Basket Return multiplied by the Participation Rate. If the Basket Return is greater than or equal to the Maximum Return on the Final Valuation Date, the investor will receive a single payment at maturity equal to the principal amount of the notes plus an Additional Amount equal to the principal amount of the notes multiplied by the Maximum Return. If the Basket Return on the Final Valuation Date is less than or equal to zero, then the investor will receive at maturity the principal amount of the notes only. The notes do not bear interest and are 100% principal protected if held to maturity.

Issuer:	Lehman Brothers Holdings Inc. (A+, A1, AA-)†

Issue Size:	USD 1,000,000
Issue Price:	$1,000 per note
Principal Protection:	100% if held to maturity
Pricing Date:	July 16, 2007
Settlement Date:	July 19, 2007
Final Valuation Date:	July 16, 2009††
Maturity Date:	July 21, 2009††
Term:	24 months
Basket:	The notes are linked to a basket consisting of an Index Component that consists of the FTSE/Xinhua China Index™ and the Russian Depositary Receipts Index® (each, a “Basket Index” and, together, the “Basket Indices”) and an Index Fund Component that consists of the iShares® MSCI Brazil IndexSM Fund (the “Basket Index Fund”).
Underlying Index to the
Basket Index Fund:	MSCI Brazil IndexSM. Morgan Stanley Capital International Inc. (“MSCI”), the publisher of the MSCI Brazil IndexSM, is responsible for calculating and maintaining MSCI Brazil IndexSM.
No Interest Payments:	There will be no interest payment during the term of the notes.
Payment at Maturity
(per $1,000):	A single payment on the Maturity Date equal to the principal amount of each note plus the Additional Amount, if any.
Additional Amount:

If the Basket Return is below the Maximum Return, the Additional Amount will be calculated as follows:

$1,000 × the Basket Return × the Participation Rate

provided, however, that the Additional Amount will not be less than zero.

If the Basket Return is greater than or equal to the Maximum Return, the Additional Amount will be calculated as follows:

$1,000 × the Maximum Return

Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level

Maximum Return:	25%

Participation Rate:	100%
Starting Basket Level:	1,000
Ending Basket Level:	Ending Index Component Level + Ending Index Fund Component Level

Ending Index Component Level:

The Closing Index Component Level on the Final Valuation Date. The “Closing Index Component Level” will be calculated as follows: Starting Index Component Level × [1 + (the sum of (Basket Index Return x Basket Index Weighting) for all Basket Indices)]

Starting Index Component Level:	666.67
Basket Index Return:	Basket Index Ending Level – Basket Index Starting Level Basket Index Starting Level

Basket Index Ending Level:	The relevant Index Level on the Final Valuation Date (subject to the occurrence of a Market Disruption Event)
Basket Index Starting Level:

Basket Index	Bloomberg Ticker	Basket Index Starting Level*	Basket Index Weighting
FTSE/Xinhua China Index™	XIN0I	20,662.02	50%
Russian Depositadry Receipts Index®	RDX	2,025.26	50%

* The Basket Index Starting Level is the Index Level on the Pricing Date.

Index Sponsors:	FTSE/Xinhua Index Limited (FXI), a joint venture of FTSE Group (FTSE) and Xinhua Finance (Xinhua), the publisher of the FTSE/Xinhua China Index™, is responsible for calculating and maintaining the FTSE/Xinhua China Index™. Wiener Börse AG, the publisher of the Russian Depositary Receipts Index®, is responsible for calculating and maintaining the Russian Depositary Receipts Index®.
Ending Index Fund Component Level:

The Closing Index Fund Component Level on the Final Valuation Date. The “Closing Index Fund Component Level” will be calculated as follows: Starting Index Fund Component Level x [1 + (Basket Share Return x Basket Index Fund Weighting)].

Starting Index Fund Component Level:	333.33
Basket Share Return:	Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:

Basket Index Fund	Bloomberg Ticker	Initial Share Price*	Basket Index Fund Weighting
iShares® MSCI Brazil IndexSM Fund	EWZ	$67.60	100%

* The Initial Share Price is the closing price on the Pricing Date.

Final Share Price:	The closing price per share of the Index Fund on the Final Valuation Date, times the Share Adjustment Factor.
Share Adjustment Factor:	1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “Description of Notes—Anti-Dilution Adjustments” in the accompanying product supplement no. 640-I for further information about these adjustments.
Market Disruption Event:	A “Market Disruption Event” means, for a Basket Index and for a Basket Index Fund, a market disruption event (as defined under “Description of Notes—Market Disruption Events” in the accompanying product supplement no. 640-I).
Calculation Agent:	Lehman Brothers Inc.
Underwriter:	Lehman Brothers Inc.
CUSIP:	52517P3Z2
ISIN:	US52517P3Z21
†

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

††

Subject to postponement in the event that such date is not a Business Day or in the event of a Market Disruption Event as described under “Market Disruption Event” above and under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 640-I.

Investing in the 100% Principal Protected Notes Linked to a Basket Consisting of an Index Component and an Index Fund Component involves a number of risks. See “Risk Factors” beginning on page SS-4 of the accompanying product supplement no. 640-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 870 and “ Selected Risk Factors” beginning on page PS-2 of this pricing supplement.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 640-I, underlying supplement no. 870 and any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Commission (2)	Proceeds to Us
Per note	$1,000.00	$4.50	$995.50
Total	$1,000,000.00	$4,500.00	$995,500.00

(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. may use these commissions to pay selling concessions to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

July 16, 2007	MTNI299

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 640-I and underlying supplement no. 870. Buyers should rely upon the base prospectus, MTN prospectus supplement, product supplement no. 640-I, underlying supplement no. 870, this pricing supplement and any other relevant terms supplement and any relevant free writing prospectus for complete details. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 640-I, “Risk Factors” in the accompanying underlying supplement no. 870 and “Risk Factors” in the MTN prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Product supplement no. 640-I dated July 12, 2007:
http://www.sec.gov/Archives/edgar/data/806085/000119312507154208/d424b2.htm

•	Underlying supplement no. 870 dated July 12, 2007:
http://www.sec.gov/Archives/edgar/data/806085/000119312507154086/d424b2.htm

•	MTN prospectus supplement dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•	Base prospectus dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

•	Capped Appreciation Potential: The notes are subject to a Maximum Return of 25% and, accordingly, the return on the Basket will be limited by the Maximum Return.

•

Diversification Among the Basket Components: The return on an investment in the notes is linked to the return on a basket consisting of the FTSE/Xinhua China Index™, the Russian Depositary Receipts Index® and the iShares® MSCI Brazil IndexSM Fund. The FTSE/Xinhua China Index™ consists of stocks of largest 25 Chinese companies by total market capitalization, listed and trading on the stock exchange of Hong Kong Ltd. The Russian Depositary Receipts Index® is a capitalization-weighted price index that consists of the depositary receipts of the Russian stocks traded on the London Stock Exchange. As of July 10, 2007, the Russian Depositary Receipts Index® included 12 depositary receipts. The iShares® MSCI Brazil IndexSM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Underlying Index is a free float adjusted, capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization in Brazil and measures equity market performance of the stock exchange of Brazil. For additional information about each Basket Component, see the information set forth under “The FTSE/Xinhua China Index™,” “Russian Depositary Receipts Index®,” and “The iShares® MSCI Brazil IndexSM Fund” in the accompanying underlying supplement no. 870.

•

Certain U.S. Federal Income Tax Consequences: Lehman Brothers Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as debt subject to the contingent payment debt instrument rules. Lehman Brothers Holdings Inc. is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that includes the fixed payments on the notes and estimates of the amount and timing of contingent payments on the notes. Lehman Brothers Holdings Inc. has determined that the comparable yield will be an annual rate of 5.408% compounded semi-annually. Based on the comparable yield, the projected payment schedule per $1,000 note is $1,112.63 due at maturity.

Lehman Brothers Holdings Inc. agrees and, by purchasing a note, you agree, for United States federal income tax purposes, to be bound by Lehman Brothers Holdings Inc.’s determination of the comparable yield and projected payment schedule. As a consequence, for United States federal income tax purposes, you must use the comparable yield determined by Lehman Brothers Holdings Inc. and the projected payments set forth in the projected payment schedule prepared by Lehman Brothers Holdings Inc. in determining your interest accruals, and the adjustments thereto, in respect of the notes. See “Certain U.S. Federal Income Tax Consequences” in product supplement no. 640-I.

Selected Risk Factors

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the any of the Basket Indices or stocks included in the Basket Indices, the Basket Index Fund, the Underlying Index, any of the securities held by the Basket Index Fund or any of the securities underlying any index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 640-I, in the “Risk Factors” section of the accompanying underlying supplement no. 870 and in the “Risk Factors” section of the MTN prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

•

Changes in the Level of the Basket Components May Offset Each Other: The Basket is composed of two Basket Indices and a Basket Index Fund. At a time when the level of one or both Basket Indices or the price per share of the Basket Index Fund increases, the level or the price per share, as applicable, of the other Basket Components may not increase or may even decline. Therefore, in calculating the Basket Return, increases in the level of one or both of the Basket Indices or the price per share of the Basket Index Fund may be moderated, or more than offset, by lesser increases or declines in the level or rate of the other Basket Components.

•	Maximum Return: If the Basket Return exceeds the Maximum Return of 25%, the Additional Amount will be based only on the Maximum Return.

•

No Interest or Dividend Payments or Voting Rights: As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks included in the Basket Indices, Basket Index Fund or the Underlying Index would have.

•

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: The original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

•

Differences Between the Basket Index Fund and the Underlying Index: The Basket Index Fund does not fully replicate the Underlying Index. The Basket Index Fund may hold securities not included in the Underlying Index and will reflect transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between performance of the Basket Index Fund and the Underlying Index. In addition, because the shares of the Basket Index Fund are traded on the Relevant Exchange and are subject to market supply and investor demand, the market price per share of the Basket Index Fund may differ from the net asset value per share of the Basket Index Fund.

•

Dealer Incentives: We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments. We will pay compensation of up to $9.20 per note to the principals, agents and dealers in connection with the distribution of the notes.

•

Lack of Liquidity: The notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes.

•

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•

You Must Rely on Your Own Evaluation of the Merits of an Investment in the Notes: In the ordinary course of their businesses Lehman Brothers Holdings Inc., or its respective affiliates, may from time to time express views on expected movements in the levels of the Basket Indices and/or the Basket Index Funds. These views are sometimes communicated to clients who are active participants in the equity markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons, may be inconsistent with the investment view implied in the notes and are subject to change. In connection with your purchase of the notes, you should investigate the relevant equity markets and not rely on views which may be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the future performance of the Index Components and the Index Fund Components.

•

A Market Disruption Event on a Day that Would Otherwise be a Final Valuation Date Will Delay Settlement of the Notes: If a Market Disruption Event occurs on a day that would otherwise be a Final Valuation Date, settlement of the notes will be delayed, depending on the circumstances surrounding the Market Disruption Event, for up to eight Trading Days following the Maturity Date.

•

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the Basket on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the product supplement no. 640-I.

•	Uncertain tax treatment: Significant aspects of the tax treatment of the notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the notes.

•

Anti-Dilution Protection is Limited: The calculation agent will make adjustments to the Share Adjustment Factor for certain adjustment events affecting the Basket Index Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the Basket Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates the hypothetical payment amount at maturity, for a hypothetical range of performance of the Basket for a Basket Return of –50% to 50% and reflects a Starting Basket Level of 1,000 and a Participation Rate of 100%. The hypothetical payment at maturity examples set forth below are for illustrative purposes only, have been chosen arbitrarily for the purposes of these examples, are not associated with Lehman Brothers Research forecasts for any Index Component or Index Fund Component and may not be indicative of the actual payment at maturity. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Change of Basket Level	Hypothetical Basket Level	Total Amount Payable at Maturity Per $1,000 Note	Hypothetical Total Rate of Return	Annualized Pre- Tax Rate of Return
-50%	50.00	$1,000.00	0.00%	0.00%
-40%	60.00	$1,000.00	0.00%	0.00%
-30%	70.00	$1,000.00	0.00%	0.00%
-20%	80.00	$1,000.00	0.00%	0.00%
-10%	90.00	$1,000.00	0.00%	0.00%
0%	100.00	$1,000.00	0.00%	0.00%
10%	110.00	$1,100.00	10.00%	4.88%
20%	120.00	$1,200.00	20.00%	9.54%
30%	130.00	$1,250.00	25.00%	11.80%
40%	140.00	$1,250.00	25.00%	11.80%
50%	150.00	$1,250.00	25.00%	11.80%

Hypothetical Examples of Amounts Payable at Maturity

The examples below illustrate the hypothetical Payment at Maturity amount (including, where applicable, the payment of the Additional Amount) per $1,000 principal amount of notes, based on values for the Basket Index Starting Levels, the Initial Share Price, the Starting Index Component Level, the Starting Index Fund Component Level and a Participation Rate of 100%. The examples also are based on the hypothetical values of the Basket Index Ending Levels (which will be determined on the Final Valuation Date), the Closing Share Price (which will be determined on the Final Valuation Date), the Ending Index Component Level (which will be determined on the Final Valuation Date) and the Ending Index Fund Component Level (which will be determined on the Final Valuation Date). The following results are based solely on the hypothetical examples cited; the hypothetical values above have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts and should not be taken as indicative of the future performance of the Basket Indices or the Basket Index Funds. Numbers in the examples have been rounded for ease of analysis.

Example 1: The Basket Index Ending Level of the XIN0I is greater than its Basket Index Starting Level but the Basket Index Ending Level of the RDX is lower than its Basket Index Starting Level. The decrease in value of the RDX is more than offset by the increase in the value of the XIN0I. As a result, the level of the Ending Index Component Level increased from a Starting Index Component Level of 666.67 to an Ending Index Component Level of 750.00. The Final Share Price of the EWZ is higher than the Initial Share Price. As a result, the Ending Index Fund Component Level increased from the Starting Index Fund Component Level of 333.33 to an Ending Index Fund Component Level of 400.00.

Because the Ending Basket Level is the sum of the Ending Index Component Level and the Ending Index Fund Component Level (750 + 400 = 1,150) and is 15% greater than the Starting Basket Level of 1,000, the Additional Amount is $150 ($1,000 × 15%) and the payment at maturity is equal to $1,150 per $1,000 principal amount note, and is calculated as follows:

Basket Return =	1,150 – 1,000 1,000	= 15%

$1,000 + [$1,000 × 15% × 100%] = $1,150

The table below illustrates how the Ending Basket Level in the above example was calculated:

Basket Index	Basket Index Starting Level	Hypothetical Basket Index Ending Level (on Final Valuation Date)	Hypothetical Basket Index Return	Weighting	Hypothetical Closing Index Component Level
XIN0I	20,662.02	27,827.61	35.00%	50.00%	450.00
RDX	2,025.26	1,822.73	-10.00%	50.00%	300.00

Sum of Closing Index Component Levels =					750.00

Hypothetical Ending Index Component Level = 666.67 × (1 + (sum of (Basket Index Return × Basket Index Weighting) for all Basket Indices)) =    750.00

Basket Index Fund	Initial Share Price	Hypothetical Closing Share Price (on Final Valuation Date)	Hypothetical Basket Share Return	Weighting	Hypothetical Closing Index Fund Component Level
EWZ	67.60	81.12	20.00%	100.00%	400.00

Closing Index Fund Component Levels =					400.00

Hypothetical Ending Index Fund Component Level = 333.33 × (1 + (Basket Share Return × Basket Index Fund Weighting)) =    400.00

Example 2: The Basket Index Ending Levels of the XIN0I and the RDX are lower than their respective Basket Index Starting Levels. As a result, the level of the Ending Index Component Level decreases from a Starting Index Component Level of 666.67 to an Ending Index Component Level of 400. The Final Share Price of the EWZ is greater than the Initial Share Price. As a result, the Ending Index Fund Component Level increased from the Starting Index Fund Component Level of 333.33 to an Ending Index Fund Component Level of 350.00.

Because the Ending Basket Level is the sum of the Ending Index Component Level and the Ending Index Fund Component Level (400 + 350 = 750) and is less than the Starting Basket Level of 1,000 (resulting in negative Basket Return), the payment at maturity is equal to $1,000 per $1,000 principal amount note.

The table below illustrates how the Ending Basket Level in the above example was calculated:

Basket Index	Basket Index Starting Level	Hypothetical Basket Index Ending Level (on Final Valuation Date)	Hypothetical Basket Index Return	Weighting	Hypothetical Closing Index Component Level
XIN0I	20,662.02	12,326.96	-40.00%	50.00%	200.00
RDX	2,025.26	1,215.16	-40.00%	50.00%	200.00

Sum of Closing Index Component Levels =					200.00

Hypothetical Ending Index Component Level = 666.67× (1 + (sum of (Basket Index Return × Basket Index Weighting) for all Basket Indices)) =    400.00

Basket Index Fund	Initial Share Price	Hypothetical Closing Share Price (on Final Valuation Date)	Hypothetical Basket Share Return	Weighting	Hypothetical Closing Index Fund Component Level
EWZ	67.60	70.98	5.00%	100.00%	350.00

Closing Index Fund Component Levels =					350.00

Hypothetical Ending Index Fund Component Level = 333.33 × (1 + (Basket Share Return × Basket Index Fund Weighting)) =    350.00

Example 3: The Basket Index Ending Levels of the XIN0I and the RDX are greater than their respective Basket Index Starting Levels. As a result, the level of the Ending Index Component Level increased from a Starting Index Component Level of 666.67 to an Ending Index Component Level of 1,016.67. The Final Share Price of the EWZ is greater than the Initial Share Price. As a result, the Ending Index Fund Component Level increased from the Starting Index Fund Component Level of 333.33 to an Ending Index Fund Component Level of 533.33.

Because (i) the Ending Basket Level is the sum of the Ending Index Component Level and the Ending Index Fund Component Level (1,016.67 + 533.33 = 1,550) and is above the Starting Basket Level of 1,000 and (ii) the Basket Return is greater than the Maximum Return, the payment at maturity is equal to $1,250 per $1,000 principal amount note, and is calculated as follows:

Basket Return =	1,550 – 1,000 1,000	= 55%

The Additional Amount is capped to the Maximum Return of 25%

$1,000 + [$1,000 × 25%] = $1,250

The table below illustrates how the Ending Basket Level in the above example was calculated:

Basket Index	Basket Index Starting Level	Hypothetical Basket Index Ending Level (on Final Valuation Date)	Hypothetical Basket Index Return	Weighting	Hypothetical Closing Index Component Level
XIN0I	20,662.02	32,026.13	55.00%	50.00%	516.67
RDX	2,025.26	3,119.31	50.00%	50.00%	500.00

Sum of Closing Index Component Levels =					516.67

Hypothetical Ending Index Component Level = 666.67 × (1 + (sum of (Basket Index Return × Basket Index Weighting) for all Basket Indices)) =    1,016.67

Basket Index Fund	Initial Share Price	Hypothetical Closing Share Price (on Final Valuation Date)	Hypothetical Basket Share Return	Weighting	Hypothetical Closing Index Fund Component Level
EWZ	67.60	108.16	60.00%	100.00%	533.33

Closing Index Fund Component Levels =					533.33

Hypothetical Ending Index Fund Component Level = 333.33 × (1 + (Basket Share Return × Basket Index Fund Weighting)) =    533.33

Historical Basket Index Information

The following graphs set forth the daily historical performance of each Basket Index from January 2, 2002 through July 16, 2007. The closing level of the FTSE/Xinhua China Index™ on July 16, 2007 was 20,662.02. The closing level of the Russian Depositary Receipts Index® on July 16, 2007 was 2,025.26.

We obtained the various Index Levels below from Bloomberg Financial Markets, and accordingly, make no representation or warranty as to their accuracy or completeness. The historical levels of the Basket Indices should not be taken as an indication of future performance of the Basket Indices, the Basket Index Return or what the value of the notes may be, and no assurance can be given as to the closing level of any Basket Index on the Final Valuation Date. Fluctuations in Index Levels make it difficult to predict whether the Additional Amount will be payable at maturity. Historical Index Level fluctuations may be greater or lesser than those experienced by the holders of the notes.

Historical Basket Index Fund Information

We obtained the various Basket Index Fund closing levels below from Bloomberg Financial Markets, and accordingly, make no representation or warranty as to their accuracy or completeness. The historical levels of the Basket Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of a share of the Basket Index Fund on the Final Valuation Date. We cannot give you assurance that the performance of the Basket Index Fund will result in a payment at maturity of more than the principal amount of your notes.

The following graph sets forth the historical performance of the Basket Index Fund based on the daily Index Fund closing level from January 2, 2002 through July 16, 2007. The Index Fund closing level on July 16, 2007 was $67.60.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc., and the Lehman Brothers Inc. has agreed to purchase, all of the notes at the price indicated on the cover of the pricing supplement.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the notes initially at a public offering price equal to the issue price set forth on the cover of the pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We have, or our affiliate has, entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.